FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

FOURTH QUARTER 2017 RESULTS

Franklin, North Carolina, January 18, 2018 — Entegra Financial Corp. (the “Company”) (NASDAQ: ENFC), the holding company for Entegra Bank (the “Bank”), today announced earnings and related data for the three months and year ended December 31, 2017.

Highlights

The following tables highlight the most important trends that the Company believes are relevant to understanding the performance of the Company. As further detailed in Appendix A, core results (a non-GAAP measure) reflect adjustments for material items including investment gains and losses, investment impairment, merger-related expenses, and changes in the value of net deferred tax assets due to the passing of the Tax Cuts and Jobs Act of 2017.

	For the Three Months Ended December 31,
	(Dollars in thousands, except per share data)
	2017		2016		Change (%)
	GAAP	Core	GAAP	Core	GAAP	Core
Net income (loss)	$(3,294)	$3,700	$2,352	$2,470	-240.1%	49.8%
Net interest income	$12,682	N/A	$9,219	N/A	37.6%	N/A
Net interest margin	3.61%	N/A	3.25%	N/A	11.1%	N/A
Return on average assets	-0.83%	0.94%	0.75%	0.79%	-210.7%	19.0%
Return on average equity	-8.59%	11.37%	6.91%	7.43%	-224.3%	53.0%
Efficiency ratio	81.58%	60.79%	70.34%	68.38%	16.0%	-11.1%
Diluted earnings (loss) per share	$(0.48)	$0.54	$0.36	$0.38	-233.3%	42.1%

	For the Year Ended December 31,
	(Dollars in thousands, except per share data)
	2017		2016		Change (%)
	GAAP	Core	GAAP	Core	GAAP	Core
Net income	$2,579	$10,647	$6,376	$7,091	-59.6%	50.1%
Net interest income	$42,845	N/A	$34,488	N/A	24.2%	N/A
Net interest margin	3.36%	N/A	3.28%	N/A	2.4%	N/A
Return on average assets	0.18%	0.75%	0.55%	0.61%	-67.3%	23.0%
Return on average equity	1.82%	8.18%	4.71%	5.34%	-61.4%	53.2%
Efficiency ratio	75.40%	66.54%	76.04%	72.65%	-0.8%	-8.4%
Diluted earnings per share	$0.39	$1.60	$0.98	$1.08	-60.2%	48.1%

	As of December 31,	As of December 31,
	2017	2016
	(Dollars in thousands, except per share data)
Asset Quality:
Non-performing loans	$4,778	$6,041
Real estate owned	$2,568	$4,226
Non-performing assets	$7,346	$10,267
Non-performing loans to total loans	0.48%	0.81%
Non-performing assets to total assets	0.47%	0.79%
Net charge-offs (12 months ended)	$315	$430
Allowance for loan losses to non-performing loans	227.86%	154.03%
Allowance for loan losses to total loans	1.08%	1.25%

Other Data:
Book value per share	$22.00	$20.57
Tangible book value per share	$18.72	$20.10
Closing market price per share	$29.25	$20.60
Closing price-to-tangible book value ratio	156.25%	102.49%
Equity to assets ratio	9.59%	10.29%
Tangible common equity to tangible assets ratio	8.29%	10.08%

Management Commentary

Roger D. Plemens, President and CEO of the Company, reported, “The acquisitions we have completed over the last several years continue to reap benefits for our shareholders, achieving significant improvements in profitability and efficiency. We have been particularly focused on reaching a return on tangible equity of at least 8% in 2017, a benchmark which we surpassed in the fourth quarter on a core basis. As we look forward to the remainder of 2018 and beyond, we will continue to focus on organic and acquired growth opportunities allowing a return on tangible equity to 10% and greater, while further improving our efficiency ratio. With a tangible common equity to tangible assets ratio of 8.29% at December 31, 2017, we will also continue to consider opportunities to supplement our existing capital base.”

Net Interest Income

Net interest income increased $3.5 million, or 37.6%, to $12.7 million for the three months ended December 31, 2017 compared to $9.2 million for the same period in 2016. Net interest income increased $8.4 million, or 24.2%, to $42.8 million for the year ended December 31, 2017 compared to $34.5 million for the same period in 2016. The increase in net interest income was primarily due to higher volumes in the loan and investment portfolios as well as an increase in the yields earned on cash and investments. Net interest margin for the three months and year ended December 31, 2017 improved to 3.61% and 3.36%, respectively, compared to 3.25% and 3.28% for the same periods in 2016. The net interest margin for the three months ended December 31, 2017 includes approximately 15 basis points of loan fair value accretion income that is not expected to re-occur in the first quarter of 2018.

Provision for Loan Losses

The provision for loan losses was $0.7 million and $1.9 million for the quarter and year ended December 31, 2017, compared to $0.2 million and $0.3 million for the same periods in 2016. The increased provision for loan losses in 2017 was mainly attributable to loan growth. The Company continues to experience modest levels of net charge-offs and non-performing loans.

Noninterest Income

Noninterest income decreased $0.9 million, or 48.4%, to $0.9 million for the three months ended December 31, 2017 compared to $1.8 million for the same period in 2016 primarily as the result of a decline in the gains on sale of investment securities. The Company sold approximately $45.0 million of tax exempt municipal securities in December 2017, realizing a loss of $1.1 million, in response to the Tax Cuts and Jobs Act of 2017. Increases in mortgage banking, trading securities gains, service charges on deposit accounts, interchange fees, and bank-owned life insurance (BOLI) were partially offset by declines in servicing income and gains on sale of SBA loans.

Noninterest income decreased $1.9 million, or 24.1%, to $6.0 million for the year ended December 31, 2017 compared to $7.8 million for the same period in 2016. The decrease was primarily related to a decline in the gains on sale of investment securities discussed above as well as other than temporary impairment of $0.8 million realized on two investment securities. Increases in mortgage banking, trading securities gains, service charges on deposit accounts, interchange fees, and BOLI were partially offset by declines in servicing income and gains on sale of SBA loans.

Noninterest Expense

Noninterest expense increased $3.3 million, or 43.2%, to $11.1 million for the three months ended December 31, 2017 compared to $7.8 million for the same period in 2016. Noninterest expense increased $4.6 million, or 14.3%, to $36.8 million for the year ended December 31, 2017 compared to $32.2 million for the same period in 2016. The increases were primarily related to increased compensation and employee benefits and net occupancy expenses as the 2017 periods included the full impact of the Oldtown Bank acquisition, the partial impact of the branches acquired from Stearns Bank, and the Chattahoochee Bank of Georgia (Chattahoochee) acquisition. The 2017 periods also included increased merger-related expenses resulting from the Stearns Bank and Chattahoochee transactions.

Income Taxes

Income tax expense for the three months and year ended December 31, 2017 was $5.1 million and $7.5 million, respectively, compared to $0.7 million and $3.5 million for the comparable periods in the prior year. Income tax expense for the 2017 periods was impacted by the recognition of $4.9 million of expense related to the revaluation of deferred tax assets and liabilities at the newly enacted Federal tax rate of 21%. The one-time tax, non-cash, expense related to the revaluation was partially offset during the three and twelve months ended December 31, 2017 by increased tax-exempt income related to municipal bond investments and BOLI income.

Balance Sheet

Total assets increased $284.1 million, or 22.0%, to $1.58 billion at December 31, 2017 from $1.29 billion at December 31, 2016 as the Company continued to leverage its capital with organic and acquired growth.

Loans receivable increased $260.8 million, or 35.0%, to $1.0 billion at December 31, 2017 from $744.4 million at December 31, 2016. Excluding $159.0 million of loans acquired from Chattahoochee, organic loan growth was approximately $101.8 million, or 13.7%, during 2017. Loan growth continues to be primarily concentrated in commercial real estate and commercial and industrial loans.

Core deposits increased $224.6 million, or 41.5%, to $765.4 million at December 31, 2017 from $540.8 million at December 31, 2016, including $79.6 million of core deposits assumed in the Stearns Bank branch acquisition and $105.2 million of core deposits assumed in the Chattahoochee acquisition. Certificates of deposits increased $107.5 million, or 37.2%, to $396.7 million at December 31, 2017 from $289.2 million at December 31, 2016, primarily as the result of certificates of deposit assumed from Stearns Bank and Chattahoochee. Core deposits increased slightly to 66% of the Company’s deposit portfolio at December 31, 2017 from 65% at December 31, 2016.

Total equity increased $18.2 million, or 13.7%, to $151.3 million at December 31, 2017 compared to $133.1 million at December 31, 2016. This increase was primarily attributable to the issuance of approximately 396,000 shares valued at $9.9 million related to the Chattahoochee acquisition, $2.6 million of net income, $0.9 million of stock-based compensation expense, and a $5.4 million after tax improvement in the market value of investment securities, partially offset by $0.5 million of share repurchases. Tangible book value per share, a non-GAAP measure, decreased $1.38 from $20.10 at December 31, 2016 to $18.72 at December 31, 2017 as a result of dilution from the Stearns Bank branch and Chattahoochee acquisitions, partially offset by operating results for the period.

Asset Quality

Non-performing assets decreased $2.9 million to $7.3 million at December 31, 2017 from $10.3 million at December 31, 2016 primarily as a result of the liquidation of several large real estate owned balances during the period and the resolution of non-performing loans. Net loan charge-offs continue to remain modest totaling $0.3 million for the year ended December 31, 2017.

Non-GAAP Financial Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in Appendix A, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as core noninterest expense, core net income, core diluted earnings per share, core return on average assets, core return on tangible average equity, core efficiency ratio, tangible book value, tangible assets and tangible book value per share, which are non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. The Company’s shares trade on the NASDAQ Global Market under the symbol “ENFC”.

Entegra Bank operates a total of 18 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania, the Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and the Northern Georgia counties of Pickens and Hall. The Bank also operates loan production offices in Asheville, NC, Clemson, SC, and Duluth, GA. For further information, visit the Bank’s website www.entegrabank.com.

Disclosures About Forward-Looking Statements

The discussions included in this document and its exhibits may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be “forward-looking statements.” Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to: the Company’s ability to implement aspects of its growth strategy; the financial success or changing conditions or strategies of the Company’s customers or vendors; fluctuations in interest rates; actions of government regulators; the availability of capital and personnel; and general economic conditions. These forward looking statements express management’s current expectations, plans or forecasts of future events, results and condition, including financial and other estimates. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to revise or update these statements following the date of this press release.

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Amounts in thousands, except per share data)

	Three Months Ended December 31,
	2017	2016
Interest income	$14,908	$10,826
Interest expense	2,226	1,607

Net interest income	12,682	9,219

Provision for loan losses	737	174

Net interest income after provision for loan losses	11,945	9,045

Servicing income, net	89	224
Mortgage banking	347	157
Gain on sale of SBA loans	110	186
Gain (loss) on sale of investments	(1,121)	111
Trading securities gains	241	57
Other than temporary impairment on available-for-sale securities	(57)	—
Service charges on deposit accounts	433	386
Interchange fees	490	398
Bank owned life insurance	200	178
Other	199	109
Total noninterest income	931	1,806

Compensation and employee benefits	5,309	4,426
Net occupancy	1,238	954
Federal Home Loan Bank prepayment penalties	—	118
Federal deposit insurance	134	94
Professional and advisory	308	246
Data processing	469	397
Marketing and advertising	226	259
Net cost of (income from ) operation of real estate owned	119	67
Merger-related expenses	2,114	174
Other	1,189	1,020
Total noninterest expense	11,106	7,755

Income before taxes	1,770	3,096

Income tax expense	5,064	744

Net income (loss)	$(3,294)	$2,352

Earnings (loss) per common share:
Basic	$(0.48)	$0.36
Diluted	$(0.48)	$0.36

Weighted average common shares outstanding:
Basic	6,863	6,458
Diluted	6,863	6,468

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Amounts in thousands, except per share data)

	Year Ended December 31,
	2017	2016
Interest income	$50,529	$40,520
Interest expense	7,684	6,032

Net interest income	42,845	34,488

Provision for loan losses	1,897	274

Net interest income after provision for loan losses	40,948	34,214

Servicing income, net	401	487
Mortgage banking	1,118	904
Gain on sale of SBA loans	546	928
Gain (loss) on sale of investments	(1,102)	1,216
Trading securities gains	686	328
Other than temporary impairment on available-for-sale securities	(757)	—
Service charges on deposit accounts	1,672	1,537
Interchange fees	1,864	1,507
Bank owned life insurance	803	489
Other	726	450
Total noninterest income	5,957	7,846

Compensation and employee benefits	20,168	17,164
Net occupancy	4,089	3,534
Federal Home Loan Bank prepayment penalties	—	118
Federal deposit insurance	513	562
Professional and advisory	1,237	959
Data processing	1,684	1,554
Marketing and advertising	953	1,070
Net cost of operation of real estate owned	213	730
Merger-related expenses	3,086	2,197
Other	4,855	4,301
Total noninterest expense	36,798	32,189

Income before taxes	10,107	9,871

Income tax expense	7,528	3,495

Net income	$2,579	$6,376

Earnings per common share:
Basic	$0.39	$0.98
Diluted	$0.39	$0.98

Weighted average common shares outstanding:
Basic	6,562	6,477
Diluted	6,659	6,490

ENTEGRA FINANCIAL CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31, 2017	December 31, 2016
	(Unaudited)	(Audited)
Assets

Cash and cash equivalents	$109,467	$43,294
Investments - trading	6,095	5,211
Investments - available for sale	342,863	398,291
Other investments	12,386	15,261
Loans held for sale	3,845	4,584
Loans receivable	1,005,139	744,361
Allowance for loan losses	(10,887)	(9,305)
Real estate owned	2,568	4,226
Fixed assets, net	24,113	20,209
Bank owned life insurance	32,150	31,347
Net deferred tax asset	8,831	18,985
Goodwill	18,235	2,065
Core deposit intangibles, net	4,269	979
Other assets	18,065	13,369

Total assets	$1,577,139	$1,292,877

Liabilities and Shareholders’ Equity

Liabilities
Core deposits	$765,442	$540,808
Certificates of deposit	396,735	289,205
Federal Home Loan Bank advances	223,500	298,500
Junior subordinated notes	14,433	14,433
Post employment benefits	10,174	10,211
Other liabilities	15,542	6,652
Total liabilities	$1,425,826	$1,159,809

Total shareholders’ equity	151,313	133,068

Total liabilities and shareholders’ equity	$1,577,139	$1,292,877

APPENDIX A – RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(Dollars in thousands, except per share data)

Core Noninterest Expense
Noninterest expense (GAAP)	$11,106	$7,755	$36,798	$32,189
FHLB prepayment penalty	—	(118)	—	(118)
Merger-related expenses	(2,114)	(174)	(3,086)	(2,197)
Core noninterest expense (Non-GAAP)	$8,992	$7,463	$33,712	$29,874

Core Net Income
Net income (loss) (GAAP)	$(3,294)	$2,352	$2,579	$6,376
FHLB prepayment penalty	—	77	—	77
Loss (gain) on sale of investments	729	(72)	716	(790)
Other than temporary impairment of investment securities available for sale	37	—	492	—
Merger-related expenses	1,374	113	2,006	1,428
Deferred tax asset revaluation due to new enacted tax rate of 21%	4,854	—	4,854	—
Core net income (Non-GAAP)	$3,700	$2,470	$10,647	$7,091

Core Diluted Earnings Per Share
Diluted earnings (loss) per share (GAAP)	$(0.48)	$0.36	$0.39	$0.98
FHLB prepayment penalty	—	0.01	—	0.01
Loss (gain) on sale of investments	0.11	(0.01)	0.11	(0.13)
Other than temporary impairment of investment securities available for sale	0.01	—	0.07	—
Merger-related expenses	0.20	0.02	0.30	0.22
Deferred tax asset revaluation due to new enacted tax rate of 21%	0.70	—	0.73	—
Core diluted earnings per share (Non-GAAP)	$0.54	$0.38	$1.60	$1.08

Core Return on Average Assets
Return on Average Assets (GAAP)	-0.83%	0.75%	0.18%	0.55%
FHLB prepayment penalty	—	0.02%	—	0.01%
Gain on sale of investments	0.18%	-0.02%	0.05%	-0.07%
Other than temporary impairment of investment securities available for sale	0.01%	—	0.03%	—
Merger-related expenses	0.35%	0.04%	0.14%	0.12%
Deferred tax asset revaluation due to new enacted tax rate of 21%	1.23%	—	0.35%	—
Core Return on Average Assets (Non-GAAP)	0.94%	0.79%	0.75%	0.61%

Core Return on Tangible Average Equity
Return on Average Equity (GAAP)	-8.59%	6.91%	1.82%	4.71%
FHLB prepayment penalty	—	0.23%	—	0.06%
Loss (gain) on sale of investments	1.90%	-0.21%	0.50%	-0.58%
Other than temporary impairment of investment securities available for sale	0.10%	—	0.35%	—
Merger-related expenses	3.58%	0.33%	1.41%	1.05%
Deferred tax asset revaluation due to new enacted tax rate of 21%	12.66%	—	3.42%	—
Effect of goodwill and intangibles	1.72%	0.17%	0.68%	0.10%
Core Return on Average Tangible Equity (Non-GAAP)	11.37%	7.43%	8.18%	5.34%

Core Efficiency Ratio
Efficiency ratio (GAAP)	81.58%	70.34%	75.40%	76.04%
FHLB prepayment penalty	—	-1.07%	—	-0.28%
Gain (loss) on sale of investments	-6.21%	0.69%	-2.21%	2.08%
Other than temporary impairment of investment securities available for sale	-0.34%	—	-1.53%	—
Merger-related expenses	-14.24%	-1.58%	-5.12%	-5.19%
Core Efficiency Ratio (Non-GAAP)	60.79%	68.38%	66.54%	72.65%

	As Of
	December 31, 2017	December 31, 2016
	(Dollars in thousands, except share data)
Tangible Book Value Per Share
Book Value (GAAP)	$151,313	$133,068
Goodwill and intangibles	(22,504)	(3,044)
Book Value (Tangible)	$128,809	$130,024
Outstanding shares	6,879,191	6,467,550
Tangible Book Value Per Share	$18.72	$20.10

APPENDIX B – TAX EQUIVALENT NET INTEREST MARGIN ANALYSIS (UNAUDITED)

	For the Three Months Ended December 31,
	2017			2016
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale	$974,576	$12,026	4.90%	$723,120	$8,439	4.63%
Loans, tax exempt (1)	16,062	146	3.61%	15,487	146	3.74%
Investments - taxable	260,057	1,658	2.55%	272,278	1,454	2.14%
Investment tax exempt (1)	119,806	1,186	3.96%	100,658	968	3.85%
Interest earning deposits	62,161	217	1.38%	48,355	58	0.48%
Other investments, at cost	12,395	141	4.51%	12,960	151	4.62%

Total interest-earning assets	1,445,057	15,374	4.22%	1,172,858	11,216	3.79%

Noninterest-earning assets	133,631			88,682

Total assets	$1,578,688			$1,261,540

Interest-bearing liabilities:
Savings accounts	$50,480	$15	0.12%	$38,641	$11	0.11%
Time deposits	404,542	835	0.82%	295,387	716	0.96%
Money market accounts	314,617	318	0.40%	245,358	223	0.36%
Interest bearing transaction accounts	202,976	79	0.15%	118,976	33	0.11%
Total interest bearing deposits	972,615	1,247	0.51%	698,362	983	0.56%

FHLB advances	223,717	730	1.28%	254,043	454	0.71%
Junior subordinated debentures	14,433	139	3.77%	14,433	138	3.79%
Other borrowings	8,726	110	5.00%	2,653	31	4.64%

Total interest-bearing liabilities	1,219,491	2,226	0.72%	969,491	1,606	0.66%

Noninterest-bearing deposits	190,182			141,418

Other non interest bearing liabilities	15,650			14,543

Total liabilities	1,425,323			1,125,452
Total equity	153,365			136,088

Total liabilities and equity	$1,578,688			$1,261,540

Tax-equivalent net interest income		$13,148			$9,609

Net interest-earning assets (2)	$225,566			$203,367

Average interest-earning assets to interest-bearing liabilities	1.18%			1.21%

Tax-equivalent net interest rate spread (3)			3.50%			3.14%
Tax-equivalent net interest margin (4)			3.61%			3.25%

(1) Tax exempt loans and investments are calculated giving effect to a 35% federal tax rate.

(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3) Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4) Tax-equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.

	For the Year Ended December 31,
	2017			2016
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans, including loans held for sale	$818,431	$38,712	4.73%	$693,743	$32,324	4.66%
Loans, tax exempt (1)	15,945	585	3.67%	13,516	518	3.83%
Investments - taxable	290,839	7,025	2.42%	259,036	5,628	2.17%
Investment tax exempt (1)	118,461	4,795	4.05%	60,685	2,323	3.83%
Interest earning deposits	73,149	676	0.92%	41,762	210	0.50%
Other investments, at cost	13,379	619	4.63%	10,351	511	4.92%

Total interest-earning assets	1,330,204	52,412	3.94%	1,079,093	41,515	3.84%

Noninterest-earning assets	94,209			85,126

Total assets	$1,424,413			$1,164,219

Interest-bearing liabilities:
Savings accounts	$47,754	$53	0.11%	$37,470	$49	0.13%
Time deposits	363,285	3,171	0.87%	296,456	2,985	1.00%
Money market accounts	270,036	1,022	0.38%	227,838	770	0.34%
Interest bearing transaction accounts	170,366	228	0.13%	112,805	160	0.14%
Total interest bearing deposits	851,441	4,474	0.53%	674,569	3,964	0.59%

FHLB advances	236,308	2,443	1.03%	194,662	1,419	0.73%
Junior subordinated debentures	14,433	557	3.86%	14,433	532	3.68%
Other borrowings	4,567	210	4.60%	2,528	117	4.62%

Total interest-bearing liabilities	1,106,749	7,684	0.69%	886,192	6,032	0.68%

Noninterest-bearing deposits	161,006			129,219

Other non interest bearing liabilities	14,568			13,353

Total liabilities	1,282,323			1,028,764
Total equity	142,090			135,455

Total liabilities and equity	$1,424,413			$1,164,219

Tax-equivalent net interest income		$44,728			$35,483

Net interest-earning assets (2)	$223,455			$192,901

Average interest-earning assets to interest-bearing liabilities	120.19%			121.77%

Tax-equivalent net interest rate spread (3)			3.25%			3.16%
Tax-equivalent net interest margin (4)			3.36%			3.28%

(1) Tax exempt loans and investments are calculated giving effect to a 35% federal tax rate.

(2) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(3) Tax-equivalent net interest rate spread represents the difference between the tax equivalent yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(4) Tax-equivalent net interest margin represents tax equivalent net interest income divided by average total interest-earning assets.